Proxy Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934
                                (Amendment No.1)

File by the Registrant  [XX]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[XX]     Preliminary Proxy Statement
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 14a-12

                              WORLD SERVICES, INC.
                 ----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            Ronne Tarrell, President
                    ----------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate Box:)

[XX]   $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(4) and O-11.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

       (1)    Title of each class of securities to which transaction applies:


       (2)    Aggregate number of securities to which transaction applies:


       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11:1


       (4)    Proposed maximum aggregate value of transaction:
----------

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                              World Services, Inc.
                     404 South Lincoln Avenue, P.O. Box 786
                              Aberdeen, S.D. 57402
    -------------------------------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To
                            Be Held on July 25, 1997
    -------------------------------------------------------------------------

                                                                   June 30, 1997

TO THE SHAREHOLDERS OF WORLD SERVICES, INC.:

     The Annual Meeting of Shareholders of World Services, Inc., a Colorado corporation, ("World Services" or the "Company") will be held at Ramkota Inn/Convention Center, 1400 NW 8th Avenue, Aberdeen, South Dakota 57401 on July 25, 1997 at 10:00 a.m. local time, to consider and take action on:

     1. The election of five directors to serve until the next annual meeting of shareholders and until their successors have been elected and qualified.

     2. The sale or pro rata distribution by the Company of its entire interest in First Savings and Loan Association.

     3. Two related amendments to the Company's articles of incorporation:

          (a) An amendment to effect a 510-for-one reverse stock split, such reverse stock split; and

          (b) Conditional upon the approval of 3(a), a one-for-300 forward stock split.

Fractional shares resulting from the reverse stock split will be purchased by the Company for a price of $127.50 per post-split share ($.25 per pre-split share).

     4. Such other business as may properly come before the meeting, or any adjournments or postponements thereof.

     The discussion of the proposals set forth above is intended only as a summary, and is qualified in its entirety by the information contained in the accompanying Proxy Statement.

     Only holders of record of common stock at the close of business on May 15, 1997, will be entitled to notice of and to vote at this Annual Meeting, or any postponements or adjournments thereof.

SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON AND THE MANAGEMENT OF THE COMPANY HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND.

     Shareholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time by following the instructions provided in the Proxy Statement. By Order of the Board of Directors: Ronne Tarrell, President


     PLEASE DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                             YOUR VOTE IS IMPORTANT

                              WORLD SERVICES, INC.
                     404 South Lincoln Avenue, P.O. Box 786
                              Aberdeen, S.D. 57402

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON July 25, 1997
                                                                   June 30, 1997

     This Proxy Statement is being furnished to shareholders of World Services, Inc. ("World Services" or the "Company") in connection with the solicitation of proxies by and on behalf of the Company's Board of Directors for use at the Annual Meeting of shareholders of the Company (the "Annual Meeting") and at any adjournments or postponements thereof. The Annual Meeting will be held at 10:00 a.m. local time, at Ramkota Inn/Convention Center, 1400 NW 8th Avenue, Aberdeen, S.D. 57401, on July 25, 1997. This Proxy Statement will be first mailed to the shareholders on or about July 10, 1997.

                                VOTING SECURITIES

     Holders of record of the Company's common stock (the "Common Stock") at the close of business on May 15, 1997 (the "Record Date") will be entitled to vote on all matters. On the Record Date, the Company had 5,229,907 shares of Common Stock outstanding. The holders of shares of Common Stock are entitled to one vote per share. The Company's only class of voting securities is the Common Stock. A majority of the issued and outstanding shares of the Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the meeting. As described in more detail below, if there is a quorum present the five nominees for the Board receiving the greatest number of affirmative votes will be elected as directors (proposal 1); a majority of the outstanding shares must vote in favor of proposals 2, 3(a) and 3(b) for their approval. Management may, in its discretion, seek an adjournment of the meeting to a specific time and place if sufficient votes are not cast for the approval of proposals 2, 3(a) or 3(b). Management may also recommend that the meeting be adjourned if a quorum is not present. Management has not determined whether to do so, however. The proxy holder, being a member of management, will vote any proxies it receives in favor of any adjournment proposal management recommends.

     Abstentions will be treated as shares present or represented and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether a matter has been approved by the shareholders. Any shares a broker indicates on its proxy that it does not have the authority to vote on any particular matter because it has not received direction from the beneficial owner thereof will not be counted as voting on a particular matter.

     A shareholder who gives his proxy pursuant to this solicitation may revoke it at any time before it is voted either by giving notice of the revocation thereof to the Secretary of the Company, by filing another proxy with the Secretary or by attending the Annual Meeting and voting in person. All properly executed and unrevoked proxies, if received in time, will be voted in accordance with the instructions of the beneficial owners contained thereon.

     The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to the beneficial owners of the Company's Common Stock for whom they hold shares and will reimburse them for their reasonable expenses in so doing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information as of the Record Date as to the beneficial ownership of shares of the Registrant's only outstanding class of securities, its Common Stock, by each person who, to the knowledge of the Registrant at that date, was a beneficial owner of 5% or more of the outstanding shares of Common Stock as well as the beneficial ownership of World Services' executive officers and directors. On the record date, there were approximately 3,600 shareholders of record of the Company's common stock. The table does not include information regarding shares of Common Stock held in the names of any nominee for brokers and individuals. No such broker or individual is believed to hold greater than 5% of the Company's Common Stock.

         Name and Address                   Shares
           of Beneficial                 Beneficially              Percent of
               Owner                         Owned                   Class
       --------------------              ------------              -----------

       Ronne Tarrell (1)(3)                  6,667                      *

       Delores Bower (1)(4)                163,505                    3.1%

       David Jorgenson (1)                   2,900                      *

       Delbert Harty (1)(3)                 14,834                      *

       Terry Heinz (1)                         800                      *

       Officers and directors              188,706                    3.5%
        as a group (five persons)

       Murray Woulfe (5)               379,834 shares(5)              7.4%
       HCR 70 Box 2206
       Lake George, MN 56458

----------
*    Less than one percent.

(1)  Ownership is direct.

(2) There are no warrants outstanding by which any officer, director, or other person has the right to purchase shares of the Company's Common Stock.

(3) These shares are held in escrow at the First Bank, N.A., Aberdeen, South Dakota (an unaffiliated banking institution) pursuant to an agreement with the Director of Securities of South Dakota until, if ever, the Company achieves net earnings per share of $0.06 for any three year period, two of which must be consecutive.The named shareholder is entitled to vote all shares held in escrow. The escrow agreement provides for proportional adjustment of this earnings requirement should the Company complete a forward or reverse stock split as is contemplated in Proposal 3. This escrow was established in 1980 by the Company and its founding shareholders to comply with a condition imposed by the South Dakota Division of Securities at the time of the Company's initial public offering. Currently there are a total of 730,020 shares held in escrow as noted in Note (5), below, Mr. Woulfe has agreed to place an additional 150,000 shares into the escrow, but he has not yet done so.

(4)  15,005 of these shares are held in escrow as described above in Note (3).

(5) Ownership is direct. 115,000 of these shares are held in escrow as described above in Note (3). Mr. Woulfe has agreed to place an additional 150,000 shares into this escrow.

     There was a change in control of the Registrant in 1990, at which time the current members of the Board of Directors were appointed and the former members resigned. There has been no change of control since that time.


                                   PROPOSAL 1-
                              ELECTION OF DIRECTORS

     The following persons are nominated as directors of the Company for a term of one year and until the election and qualification of their successors: Ronne Tarrell, Dee Bower, David Jorgenson, Terry Heinz, and Delbert Harty. These directors will constitute the entire Board of Directors. The person named in the proxy intends to vote for those nominees, each of whom has been recommended for election by the Board of Directors of the Company, unless a shareholder withholds authority to vote for any or all of the nominees. The five nominees receiving the greatest number of affirmative votes will be elected as directors. If any nominee is unable to serve or, for good cause, will not serve, the person named in the proxy reserves the right to substitute another person of his choice as nominee in his place. Each of the nominees has agreed to serve, if elected. The following table sets forth the names and ages of the nominees and the executive offices held by each such person. The Company has no other officers. These officers serve at the pleasure of the Board of Directors.

Identification of Directors and Executive Officers

 The current officers and directors of the Company are:

Name                          Age              Position
----                          ---              --------

Ronne Tarrell                 55               President, Director
Delores Bower                 53               Vice President, Director
David Jorgenson               61               Secretary, Treasurer, Director
Delbert Harty                 57               Director
Terry Heinz                   39               Director

     A brief summary of the business experience of each person who is currently an officer or director of the Company, and such person's service with the Company is as follows:

     Ronne Tarrell has been president since 1993 and a director of the Company since 1990. He is a licensed realtor in the State of South Dakota and has owned and operated Tarrell Realty in Aberdeen, South Dakota, for more than the past five years.

     Delores Bower has been Vice President and a Director of the Registrant since 1990. She has been financial director of Midwest Paint, a privately held company in Aberdeen, South Dakota, for more than the past five years.

     David Jorgenson has been Secretary and Treasurer since 1993, and a director of the Registrant since 1990. Mr. Jorgenson is manager of a small business in Aberdeen, South Dakota. For the five prior years, Mr. Jorgenson was a state video lottery inspector for the State of South Dakota Lottery Commission. In addition, Mr. Jorgenson manages his own investments.

     Delbert Harty has been a director of the Registrant since 1993. He has been retired for more than the last five years, and currently manages his personal investments. Prior to retirement he was employed as a machinist.

     Terry Heinz has been a director of the Registrant since 1993. Since October 1993, Mr. Heinz has been an account executive at Tel Serv, Inc., a direct marketing firm in Aberdeen, South Dakota. From April 1984 until October 1993 he was a sales representative for Dial-Net, a marketing firm in Sioux Falls, South Dakota.

     There are no family relationships among the directors or officers of the Company.

Meetings of the Board and Committees
------------------------------------

     The Board of Directors held 11 formal meetings during the fiscal year ended December 31, 1996. In addition, regular communications were maintained throughout the year among all of the officers and directors of the Company. Each director attended at least 75% of the meetings either in person or by telephone.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, and officers and persons who own more than ten percent of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Directors, officers and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed.

     Based solely on its review of the copies of the reports it received from persons required to file, the Company believes that during the 1996 fiscal year and prior years, all of the directors failed to file reports required by Section 16(a) of the Exchange Act (including Forms 3, 4, and 5). Based on information now available to the Company, each of the directors should have filed a Form 3 when they became a director of the Company in 1990. Subsequently each director has filed the required reports and, as of May 31, 1997, the Company believes that the reporting obligations under Section 16(a) have been met. The Company is not aware of any other changes in ownership by persons whose transactions are subject to reporting under section 16(a) of the Exchange Act.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information regarding compensation earned by the Company's chief executive officer, being the only executive officer of the Company included in the table. This includes all compensation paid to him by the Company and any subsidiary, but does not include directors fees of $1,050 Mr. Tarrell received as described below.



====================================================================================================================================
                                                                                         Long Term Compensation
                                                                                                                         All Other
                                             Annual Compensation                                                        Compensation
Name and Position           Year
                                    -----------------------------------------------------------------------------------
                                                                                         Awards               Payout
                                    Salary         Bonus        Other
                                                                           --------------------------------------------
                                                                             Restricted       Options         LTIP
                                                                             Awards           & SAR's         Payout
------------------------------------------------------------------------------------------------------------------------------------
      Ronne Tarrell                    0             -0-          -0-           -0-            -0-             -0-         -0-
      President and         1996       0             -0-          -0-           -0-            -0-             -0-         -0-
      Chief Executive       1995       0             -0-          -0-           -0-            -0-             -0-         -0-
         Officer            1994
====================================================================================================================================

     The Company has no plans which result in the payment or accrual for payment of any amounts to any executive officer in connection with his resignation, retirement, or other termination, or change of control or change in the executive officer's responsibilities.

     The Company has not adopted a medical insurance, life insurance, or other benefit plan for its employees. Officers and Director received $150 per directors meeting attended during 1996. The Company will reimburse on an accountable basis all of its officers, directors, and employees for expenses incurred on behalf of the Company. Prior to 1996, no cash compensation was paid. The Registrant has no stock option plan, stock bonus plan, other compensatory plan or arrangement, or employee benefit plan for employees, consultants, officers, or directors.

No Employee Benefit Plans
-------------------------

     During the year ending December 31, 1996, no options or stock appreciation rights were granted to the executive officer named in the Summary Compensation. No executive officer or director held or exercised any options or stock appreciation rights during the 1996 fiscal year.

     The Company has not adopted any long-term incentive plans or defined benefit or actuarial plans.

Employment  Contracts  and  Termination  of  Employment  and   Change-in-Control
Arrangements
--------------------------------------------------------------------------------


     The Company has no plans which result in the payment or accrual for payment of any amounts to any executive officer in connection with his resignation, retirement, or other termination, or change of control or change in the executive officer's responsibilities.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     A significant portion of the Company's funds are deposited with First Savings and Loan Association, Inc. ("First Savings"). As of May 31, 1997, this includes approximately $240,000 held in three certificates of deposit bearing interest at 6%-6.5% per annum, and approximately $30,000 in the Company's non-interest bearing checking account. All of the Company's banking relationships are on First Savings' normal commercial terms and are at least as favorable to the Company as could be obtained from an unaffiliated bank. Any funds over $100,000 do not receive the benefit of FDIC insurance.

     Directors and officers of the Company may pursue any other business opportunities of interest to them, whether or not those activities may conflict with, or compete with, the activities of the Company. Should any director or officer offer the Company participation in any business opportunity, the offer will be evaluated on behalf of the Company by disinterested directors. For this purpose "disinterested directors" will be directors who are neither directly nor indirectly involved in the proposed business opportunity except through their interest in the Company.

      PROPOSAL 2 - SALE OR PRO RATA DISTRIBUTION OF THE COMPANY'S INTEREST
                       IN FIRST SAVINGS & LOAN ASSOCIATION

     The Board of Directors of the Company has determined that it is in the Company's best interest to sell its entire interest in First Savings, a subsidiary of which the Company owns approximately 22%. The Company has not received any offers for the purchase of its interest in First Savings, and there can be no assurance that World Services will receive any offer to purchase its interest in First Savings at an acceptable price. Alternatively, because of certain actions recently taken by the federal Office of Thrift Supervision (the "OTS") described below, the Company may determine it is in the best interests of the Company and its shareholders to distribute the First Savings stock to its shareholders on a pro rata basis. In September 1996, the Company was contacted by the OTS which alleged that either or both of the following actions resulted in a "change of control" and (in OTS's opinion) a violation of OTS Reg. No. 575.4(a):

     The 1990 change in the Board of Directors of the Company which resulted in the prior directors resigning and being replaced by the current directors, some of whom were, at that time, shareholders of First Savings in their own name; and

     An increase in the stock ownership by the individual Company directors as a result of a private transaction in 1993 to acquire First Savings stock, described in more detail below.

     In the opinion of OTS (with which the Company disagrees), the Company and First Savings should have notified and obtained approval from OTS before these alleged 'change of control' transactions and the Company should have filed an application to become a "savings institution holding company" pursuant to OTS regulations. By letter dated April 21, 1997, OTS advised the Company that it "will initiate enforcement proceedings unless a final resolution of this [alleged] violation is completed no later than June 30, 1997." To cure this violation, OTS has required that the Company and its affiliates reduce their interest in First Savings to below 9.99%. The Company and its counsel has had several additional conversations with representatives of OTS and believe that, in light of this proxy solicitation, OTS will not act as a result of the Company failing to meet the June 30, 1997, deadline, but the Company has no such agreement in writing, and the OTS is not precluded from bringing any action it believes appropriate. If OTS brings an action against the Company, the Company will defend such action appropriately. World Services believes that it has cooperated with and will continue to cooperate with OTS in its investigation and expects to reach a resolution of this matter. Nevertheless, because of the OTS challenge, the Board believes that World Services should sell its interest in First Savings.

     Under South Dakota law, because First Savings is such a significant asset of World Services, shareholder approval is necessary.

First Savings
-------------

     Acquisition of The Company's Interest. In a series of cash purchases totaling approximately $270,021, from February 1981 through March 1983, World Services acquired approximately 22% of the outstanding capital stock of First Savings, operating primarily in the city of Aberdeen, South Dakota. In May 1985, World Services purchased an additional 4,250 shares of First Savings stock for $2,000. World Services may be deemed a promoter of First Savings as such term is defined under the Securities Exchange Act of 1934. First Savings is engaged in the business of attracting funds in the form of savings deposits from the general public and originating loans secured by residential, commercial and other improved real estate, and operates under the rules of the OTS, the Federal Deposit Insurance Corporation ("FDIC") and the State Banking Commission of South Dakota. All of its accounts are FDIC insured up to a maximum of $100,000 per account. First Savings' common stock has been registered pursuant to Section
12(g) of the Securities Exchange Act of 1934, although, to knowledge of the Company, there is no public market for First Savings' common stock.

     Acquisition of Affiliate's Interst. Becasue there has been no public market for shares of First Savings common stock, transactions among First Savings shareholders have traditionally taken place privately. Each of the Company's directors (except Mr. Jorgenson) has held First Savings stock for more than ten years. In 1993, a significant First Savings shareholder (holding 75,000 shares), sought to sell his shares. Two directors of the Company purchased approximately 10,000 First Savings shares at $1.30 per share. As a result, the ownership of First Savings stock by the Company's directors is as follows:

                                    Number of First Savings
           Name                     Shares Held Personally
           ----                     ----------------------

         Ronne Tarrell                      6,175
         Delores Bower*                     6,250
         Delbert Harty                        800
         Terry Heinz                          250
         Dennis Maloney +                     358
         David Jorgenson                      -0-


* In the cases of Ms. Bower, the shares include shares owned by her husband, Craig Bower.

+ Although the OTS included Mr. Maloney in the alleged control group, Mr. Maloney is neither an officer, director, nor shareholder of the Company. He does provide legal services to the Company.

     At the time of the 1993 acquisition, the Company had no funds and, therefore, the Board of Directors did not consider the investment to be an appropriate investment for the Company.

     Current Activities. First Savings has continued its operations as a savings and loan association whose principal activities are accepting deposits from customers and making loans to borrowers. World Services has no managerial control over First Savings, and has no representatives on the First Savings Board of Directors. During 1991 and 1992, World Services sold 3,524 shares of First Savings Common Stock, which reduced its ownership from 22.4% to approximately 22%. In 1996, World Services received dividend income from First Savings of approximately $17,000, and in 1995, World Services received a dividend of $34,000. These are the first dividends World Services has received from First Savings in more than nine years. Management of World Services believes that the market value of its First Savings shares equals or exceeds its current cost basis which is, as of March 31, 1997, approximately $1.62 per share.

     Regulatory Requirements. Under South Dakota law, a savings and loan association is subject to examination by the director of the Division of Banking and Finance of the Department of Commerce. OTS regulations require a member savings and loan association to maintain cash, certain time deposits, bankers' acceptances and specific United States government and state or federal agency obligations ("liquid assets") in an amount equal to or greater than a specific percentage of the monthly average of its net withdraw-able savings deposits and borrowings payable in one year or less ("short term borrowings"). The base liquidity requirement may be changed from time to time by the OTS to amounts within a certain specified range. Liquid assets must constitute a certain percentage of the monthly average of net withdrawable savings plus short term borrowings. Failure to meet these liquidity requirements may result in monetary penalties. Based upon the First Savings financial statements World Services believes that First Savings is currently in compliance with these liquidity requirements.

     The FDIC requires an annual audit by independent accountants and also regularly conducts its own examination of insured institutions. It may revalue assets of an institution, based upon its appraisals, and requires establishment of specific reserves. The FDIC also requires an annual insurance premium payment and can also assess additional premiums against each insured institution. First Savings is required to maintain its net worth in excess of certain specified minimum levels. If an insured savings and loan association fails to meet the foregoing reserve or net worth requirements, the FDIC may require such association to take corrective action. Sanctions for not complying with these net worth requirements may include a reduction in the rate of interest that may be paid on savings accounts, limitations on operational expenses, limitations on the receipt of deposits to those made to existing accounts, or limitations on lending. The FDIC has the authority to terminate the insurance of accounts pursuant to procedures established for that purpose. If insurance of accounts is terminated by the FDIC, the savings and loan association subject to termination proceedings will continue to be insured by the FDIC for a period of two years following the date of termination.

     In addition, the Federal Home Loan Bank requires savings and loan associations to maintain reserves against their transaction accounts, primarily NOW and super NOW accounts and nonpersonal time deposits. The Federal Home Loan Bank regulations generally require that reserves must be maintained at certain level against transaction accounts. Savings and loan associations have the authority to borrow from a Federal Home Loan Bank's "discount window," but the Federal Home Loan Bank's regulations require a savings and loan to exhaust all OTS sources before borrowing from a Federal Home Loan Bank.

     First Savings is subject to various consumer protection laws such as the Federal Truth-In-Lending Act, the Equal Credit Opportunity Act, and the Financial Privacy Acts. Each of these laws and related regulations provide significant penalties in the event of noncompliance with the statutes. First

Savings structures its lending programs to improve and stabilize its operational results and to make its loan portfolio interest-rate-sensitive by offering short-term or adjustable real estate loans and short-term consumer and commercial loans. First Savings also invests such funds in mortgage backed securities and investment and money market securities. First Savings' earnings are largely dependent on the difference between the income it receives from its loans and securities investment portfolios and its cost of funds. First Savings' operations, and the operations of savings and loan associations generally, are significantly influenced by general economic conditions, by the monetary and fiscal policies of the federal government and by the regulatory policies of various federal regulatory authorities. Savings deposits and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for mortgage financing and for consumer and other types of loans which is in turn affected by the interest rates at which such financing may be offered and other factors affecting the supply of housing and the availability of funds.

No Specific Transaction Proposed
--------------------------------

     The Company has not received any offer to purchase its interest in First Savings, and there can be no assurance that the Company will receive any acceptable offer. Because of the OTS challenge described above, the Company will use its best efforts to solicit and obtain appropriate offers to purchase its interests in First Savings.

     Because any such transaction will involve the offer and sale of securities by the Company, the Company will only be able to sell its interest in First Savings in compliance with federal and state securities laws. Furthermore, any purchaser will have to be acceptable to the OTS. These additional regulatory requirements will likely make it more difficult for the Company to find an acceptable offer.

     If the Company does not receive an acceptable offer for the purchase of its interest in First Savings after a reasonable period of time, the Company will distribute the shares of First Savings stock to its shareholders. For the reasons stated below, this is not a preferred alternative but, based on non-binding, oral advice from OTS, the Company believes this will comply with the OTS requirements. The Company has not defined an "acceptable offer" or a "reasonable period of time." The time period will likely be governed by pressure imposed by OTS to complete a transaction quickly. The Company has received no offers for its interest in First Savings to date, and there can be no assurance that the Company will receive any offers. The Board of Directors will review any offer received in light of all relevant facts and circumstances and will, in the exercise of its business judgment, determine whether any such offer is "acceptable."

     Another reason that a pro rata distribution is less attractive to the Company is because the impact of such a distribution on the provisions of the South Dakota share escrow is uncertain. As noted above, the escrow was established at the time of the Company's initial public offering to ensure that subsequent investors benefitted from the Company's operations before the initial investors benefitted. In order to determine the impact of a distribution of First Savings stock on the escrow, management of the Company would have to engage in negotiations with the Director of the South Dakota Division of Securities.

Alternatives Considered
-----------------------

     The Board has considered various other alternatives to the sale of its interest in First Savings. The best alternative would be for the Company to retain its interest in First Savings. This, however, may not be possible because of the pressure to sell its interest in First Savings placed on the Company by OTS.

     Another alternative the Board considered is the possible distribution of World Services' interest in First Savings pro rata to all of the shareholders of World Services. This, however, would result in a significant administrative burden to First Savings, in that it would then have more than 3,000 shareholders (as compared to its current 600 shareholders). First Savings is already subject to registration under, and the reporting requirements of, the Securities Exchange Act of 1934, but its administrative burden would increase significantly. While the increased administrative burden to First Savings should the Company distribute its investment in First Savings pro rata to its shareholders is not a direct cost to the Company, management believes that the large shareholder base which would result from such a distribution may adversely influence the underlying value of First Savings.

     Consequently, World Services believes that the offer and sale of its interest in First Savings to qualified, sophisticated, and accredited investors is the most preferable resolution to the Company's current situation with OTS. As noted above, if the Company has not received an acceptable offer for its First Savings stock within a reasonable period of time, the Company will likely be forced by OTS to distribute the First Savings shares on a pro rata basis to its shareholders. Although this distribution might technically require shareholder approval under South Dakota law, OTS can, through court or administrative action, cause such a distribution to take place with or without shareholder approval. Any First Savings shares distributed in respect of the escrowed shares would themselves be placed into escrow pursuant to the escrow agreement with the South Dakota Division of Securities discussed above.

If Shareholder Approval Is Not Obtained

     If World Services is not able to obtain shareholder approval of the sale of First Savings, World Services will continue its efforts to deal with the OTS. OTS may require that World Services sell its interest in First Savings without shareholder approval, or may impose sanctions and monetary penalties on World Services should OTS find that the alleged violation by World Services merit such punishment. As discussed above, the Company may be forced to distribute the First Savings shares even if the shareholders do not approve Proposal No. 2.

If Shareholder Approval Is Timely Obtained

     If World Services is able to obtain shareholder approval of the sale or distribution of First Savings, the Board will seek one or a limited number of purchasers of its interest in First Savings. Any effort to identify possible purchasers of the First Savings stock held by the Company will be accomplished in accordance with all applicable federal and state securities laws. These laws generally require that any offer or sale of a security be registered, unless the transaction is exempt from registration. These laws also require that the purchaser be fully informed with respect to the security being purchased, including the financial condition, business, operations, and management of, and risks associated with, the ownership of an interest in First Savings. Furthermore, these laws prohibit general advertising or public solicitation of purchasers except in connection with a registration statement and certain other limited exemptions. Generally the Board expects only to deal with persons who are "accredited investors" as that term is defined under the federal securities laws.

     The Board will negotiate the best terms that it is able with respect to any such transaction. However, the Board has not established any minimum price or terms, and there can be no assurance that the Company will receive any specific price. Shareholder's will not be asked to approve the transaction when a sale of World Services' interest in First Savings is identified; such a sale will be completed based only on approval of the Board of Directors. As discussed in more detail above, if the Company does not receive an acceptable offer for the sale of its interest in First Savings within a reasonable period of time, it will distribute the First Savings shares on a pro rata basis to its shareholders, subject to compliance with the provisions of the escrow agreement with South Dakota Division of Securities.

Use of Proceeds from Sale

     If the Company is able to sell its interest in First Savings to a purchaser for a cash price, the company will have a significant amount of cash available for reinvestment or distribution to its shareholders. Because the Company has neither received nor accepted any offers, the Company is unable to estimate the amount of cash it may have available. The precise amount will depend on the sales price and any seller-financing the Company offers as a means of encouraging the sale of its First Savings stock.

     The Board of Directors has considered making a significant distribution of any cash to the shareholders, although the Board has made no decision with regard to any distribution. To the extent the Board approves any distribution, it will reduce the cash available to the Company for working capital purposes or for the investment in a new business opportunity.

Accounting and Tax Treatment

     Sale of First Stavings Stock. Based on advice from its accountants, any sale of all or any portion of the Company's interest in First Savings will constitute the sale or exchange of a capital asset on World Services's financial statements. At March 31, 1997, World Services had a basis in its investment in First Savings equal to approximately $276,954. Any amount in cash, securities, or other consideration which World Services would receive in excess of that amount (plus costs of sale) would be considered to be capital gain to World

Services. It is expected that World Services's net operating loss carry-forward exceeds that amount and, therefore, any sale of its interest in First Savings will not result in any taxable gain other than possibly alternative minimum taxation.

     Shareholders of World Services will recognize no gain or loss as a result of World Services completing any sale of its interest in First Savings.

     Possible Distribution. The tax impact of any pro rata distribution of First Savings stock or cash to the Company's shareholders will be different for each shareholder and will depend on a number of factors, including whether the Company has any current or accumulated earnings and profits at the time of the distribution, the shareholder's tax basis in his or her shares, the length of time the shareholder has held the shares, the shareholder's income tax bracket, and whether Congress adopts a rate reduction for capital gains. Any such distribution will be considered income to the recipient shareholders to the extent of current and accumulated Company earnings and profits; any distribution in excess of earnings and profits will be treated as a non-taxable return of capital to the shareholder to the extent of his or her basis in the shares and then, to the extent of basis, a distribution will be as gain from the sale or exchange of property.

     If First Savings common stock is distributed to the Company's shareholders, the First Savings shares will be considered distributed at fair market value to the Company's shareholders, not at the cost basis to the Company.

     The Company will recognize no income, gain, or expense to the extent it makes any distribution to its shareholders.

Financial Data

     Because there are no terms of the sale or other divestiture of the First Savings stock, pro forma financial statements cannot be prepared.

Stock Price

     There is no active market for the Company's stock or the First Savings stock. As noted above, there are approximately 3,600 holders of the Company's common stock and approximately 600 holders of First Savings common stock.

Required Vote

     The Board of Directors has voted unanimously to approve the efforts by World Services to sell its interest in First Savings. As required by the South Dakota Business Corporation Act, the shareholders must approve the sale by a majority vote of the outstanding shares entitled to vote.

                     PROPOSAL 3 - 510:1 REVERSE STOCK SPLIT
                          AND 1:300 FORWARD STOCK SPLIT

     The Board of Directors has approved and recommends that the shareholders approve a two-step recapitalization which will result in persons currently holding fewer than 510 shares to be redeemed by the Company for cash.

          The first step of the recapitalization will include a reverse stock split (the "Reverse Stock Split") by which each 510 shares will automatically, and without any action by the shareholder, become a single share. Any person who owns fewer than 510 pre-split shares will have a fractional share which will be redeemed by the Company for $127.50 per post-split share ($.25 per pre-split share). Fractional shares in excess of one will not be redeemed.

          The second step of the recapitalization will include a forward stock split (the "Forward Stock Split") by which each share of World Services common stock resulting after the Reverse Stock Split will automatically become 300 shares. Any fractional shares remaining after the Forward Stock Split will be rounded up to one.

     Shareholders should note that the Forward Stock Split will only be completed if the Reverse Stock Split is also approved. The Company will complete the Reverse Stock Split whether or not the Forward Stock Split is approved.

     A reverse stock split and a forward stock split require an amendment to the Company's Articles of Incorporation (the "Articles"). The following table sets forth information describing the potential impact of the reverse stock split and forward stock split being proposed hereby:

--------------------------------------------------------------------------------
                        Current Status         After Reverse      After Forward
                                               Stock Split        Stock Split
--------------------------------------------------------------------------------
Number of
Shares                  50,000,000             98,039             29,411,764
Authorized
--------------------------------------------------------------------------------
Estimated
fractional shares          809,417              1,587               NA
to be redeemed
--------------------------------------------------------------------------------
Estimated
number of                5,229,907              10,254             2,600,288
shares to be
outstanding
--------------------------------------------------------------------------------
Estimated
number of                    3,600                                     1,732
shareholders
--------------------------------------------------------------------------------

Purpose of the Recapitalization

     The Board of Directors believes that the Reverse Stock Split, the purchase by the Company of any resulting fractional shares held by all shareholders, and the subsequent Forward Stock Split, is advisable and in the best interests of the Company and its shareholders.

     Primarily, there are a large number of shareholders of the Company who have very small interests and a small shareholder value per share. Communications with shareholders and the conduct of a shareholders meeting is, consequently, very expensive.

     In discussions between the Company's executive officers and members of the financial community, the Company has been advised that the Company would be a more attractive target with fewer shareholders with a greater per-share value.

     As described in the Company's annual report to shareholders which accompanies this proxy statement, one of the options the Board is considering for future operations is to seek business opportunities and consider various possibilities of reorganization with the intention of allowing World Services to engage in active business operations. The Board believes that, with fewer shareholders, fewer shares outstanding, and a greater per-share value, World Services will be a more attractive partner in any future business combination. The purpose of the Reverse Stock Split is to reduce the number of shareholders of the Company by providing a cash payment to holders of fewer than 510 shares; the purpose of the Forward Stock Split (which may not be approved even if the Reverse Stock Split is approved), is to increase the number of shares resulting from the Reverse Stock Split to a total number management believes is more reasonable. As a result of the Reverse Stock Split and the Forward Stock Split, a shareholder who previously owned 510 shares will own 300 shares.

     There can be no assurance that the recapitalization will not adversely impact the value of the Common Stock or that the Company will, in fact, be able to complete any business combination, or that the Reverse Stock Split will have any of the effects described herein. The Company has not been seeking any potential business combination and management has held no discussions with any business interested in acquiring the Company or being acquired by the Company. There can, therefore, be no assurance that even if the Reverse Stock Split and the Forward Stock Split are approved (of which there can be no assurance), any business combination will be completed.

Certificates and Fractional Shares

     The certificates currently representing issued and outstanding shares of Common Stock will be deemed to represent the number of shares of Common Stock after the effective date of the Reverse Stock Split. Any person owning only a fractional share of common stock following the Reverse Stock Split will only have a right to submit his or her shares to the Company in exchange for a cash payment of $127.50 per post-split share ($.25 per pre-split share). The Company's Board of Directors believes that this value equates approximately to the fair market value of the Company's common stock. In reaching this determination, the Board considered the amount of cash held by the Company, the value of the Company's assets, the litigation threats from the federal OTS, and other factors the members of the Board deemed relevant. To the knowledge of the Board, there have been only a few isolated transactions in the Company's common stock. These transactions have been directly between shareholders, and have been at prices believed to be from $.20 to $.25 per share. Shareholders holding fractional shares following the Reverse Stock Split will have no right to participate in the subsequent Forward Stock Split.

     Following the Forward Stock Split, the Company will issue certificates representing the shares of new (post-recapitalization) Common Stock. Any shareholder (except those holding only a fractional share following the Reverse Stock Split) will be entitled to submit his or her certificates representing pre-recapitalization Common Stock and receive certificates for post-recapitalization Common Stock. Fractional shares resulting from the Forward Stock Split (not including fractional shares to be redeemed as a result of the Reverse Stock Split) will be rounded up to the next whole share of Common Stock at no additional cost. If the Forward Stock Split is not approved but the Reverse Stock Split is completed, any resulting fractional shares will not be rounded.

     Shareholders are not required to exchange their certificate(s) of pre-recapitalization Common Stock for new certificates. Shareholders may, however, exchange their certificates for shares of post-recapitalization Common Stock by surrendering their old certificates to the Company (which acts as its own transfer agent and registrar) and payment of a fee of $10.00 per new certificate. The holder will receive a share certificate representing the appropriate number of shares of post-recapitalization Common Stock. The following two examples are instructive:

     A person holding 510 pre-split shares will own one share following the Reverse Stock Split, and 300 shares following the Forward Stock Split.

     A person holding 500 pre-split shares will have a fractional share (0.98) following the Reverse Stock Split and be entitled to receive $125 (0.98 x $127.50).

     A person holding 550 pre-split shares will own 1.07843 shares following the Reverse Stock Split and 324 shares following the Forward Stock Split (323.529 shares, rounded up to the next whole number share).

Effective Date of the Recapitalization

     The recapitalization will become effective on the effective date of the Amendment to the Articles describing the recapitalization, which is expected to be filed as soon as practicable after the annual shareholders' meeting (the "Effective Date"). The Reverse Stock Split will occur first, followed immediately by the Forward Stock Split.

Federal Income Tax Consequences of the Recapitalization and Buy-Back of Fractional Shares

     Reverse Stock Split and Forward Stock Split. The Reverse Stock Split and the Forward Stock Split will not result in the recognition of any taxable gain or loss for federal income tax purposes to any remaining shareholders of World Services. Each shareholder will be required to allocate his or her basis in the pre-recapitalization shares owned by each shareholder among the number of shares owned following the recapitalization. The tax basis of the Common Stock received by shareholders as a result of the recapitalization will be equal, in the aggregate, to the basis of the shares exchanged for the Common Stock. For tax purposes, the holding period of the shares immediately prior to the effective date of the recapitalization will be included in the holding period of the Common Stock received as a result of the recapitalization.

     Fractional Share Purchase. Holders of fewer than 510 shares before the Reverse Stock Split will own a fractional share following the Reverse Stock Split. At that time, each such shareholder will be obligated to surrender the fractional share for $127.50 per post-split share ($.25 per pre-split share). To the extent that amount exceeds the holder's basis in his or her shares, the holder will recognize gain; to the extent such amount is less than the holder's basis, the holder will be entitled to recognize a loss.

Votes Required and Recommended

     Approval of the proposal for the Company to amend the Articles to effect the Reverse Stock Split and the Forward Stock Split requires the affirmative vote of a majority of the outstanding shares of the Company's Common Stock. Each of these matters will be voted on separately. The Board of Directors of the Company recommends that shareholders vote FOR the proposal for the Company to amend the Articles to effect the Reverse Stock Split and the Forward Stock Split. Unless otherwise specified, the enclosed proxy will be voted "FOR" the approval of the amendment.


                               DISSENTER'S RIGHTS

     The Shareholders of the Company have no appraisal, dissenter's or similar rights under South Dakota law with respect to the proposed Reverse Stock Split and Forward Stock Split. Shareholders do not have appraisal rights under South Dakota law with respect to the proposed sale of the Company's interest in First Savings.

                              INDEPENDENT AUDITORS

     The independent accounting firm of Hein & Associates was selected by the Board of Directors with respect to audit of the consolidated financial statements of the company for the fiscal year ended December 31, 1996, as well as many prior fiscal years. A representative of Hein & Associates is not expected to be present at the annual meeting.


                           PROPOSALS FROM SHAREHOLDERS

     Proposals from shareholders intended to be present at the next Annual Meeting of shareholders should be addressed to the Company at World Services, Inc., Attention: Corporate Secretary, 404 South Lincoln Avenue, P.O. Box 786, Aberdeen, South Dakota 57402 and must be received by the Company by February 1, 1998. Upon receipt of any such proposal, the Company shall determine whether or not to include any such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that such proposals be forwarded by Certified Mail-Return Receipt Requested.

                         ANNUAL REPORT TO SHAREHOLDERS

     This proxy statement is being accompanied by the Company's annual report to shareholders which consists of the Company's Form 10-KSB for the year ended December 31, 1997 (not including part III information regarding management, principal shareholders, and related party transactions which is contained herein, exhibits, or the financial statements of the Company's subsidiaries). The annual report to shareholders does include the audited financial statements for the Company. This proxy statement is also accompanied by the Company's quarterly report on Form 10-QSB for the quarter ended March 31, 1997.

        ANNUAL REPORT ON FORM 10-KSB AND QUARTERLY REPORT ON FORM 10-QSB

     The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 and its Quarterly Report on Form 10-QSB for the period ended March 31, 1997, are available to any shareholder at no cost upon request to Ronne Tarrell, 404 South Lincoln, P.O. Box 786, Aberdeen, South Dakota 57402, or by telephone:
(605) 225-4131.

                                  OTHER MATTERS

     Management does not know of any other matters to be brought before the meeting. Should any other matter requiring a vote of shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

                                       By Order of the Board of Directors:

                                       WORLD SERVICES, INC.
                                       Ronne Tarrell, President

                              World Services, Inc.
                     404 South Lincoln Avenue, P.O. Box 786
                              Aberdeen, S.D. 57402

PROXY      This Proxy is Solicited on Behalf of the Board of Directors


     The undersigned hereby appoints David Jorgenson, as Proxy, with the power to appoint his substitute, and hereby authorizes them to vote, as designated below, all of the shares Common Stock of World Services, Inc. held of record by the undersigned on June 15, 1997, at the Special Meeting of Shareholders to be held on July 25, 1997 or at any adjournments or postponements thereof.


1.   ELECTION OF DIRECTORS     FOR all nominees listed below                        WITHHOLD AUTHORITY
                               (except as marked to the contrary below) [ ]         to vote for all nominees listed below [ ]

    (INSTRUCTION)  To withhold  authority to vote for any individual  nominee mark the box next to the nominee's name below.)


[ ] Ronne Tarrell   [ ] Delores Bower   [ ]David Jorgenson   [ ]Terry Heinz    [ ]Delbert Harty

2. FOR approval of the sale of the Company's interest in First Savings & Loan Association on terms to be negotiated, subject to the approval of the Board of Directors of the Company.

                           [ ]Yes  [ ] No  [ ]Abstain

3. FOR approval of the proposed 510:1 reverse stock split and redemption of resulting fractional shares when fewer than one share is held. The proposed reverse stock split may, in the discretion of the Board of Directors, be completed even if the forward stock split is not approved.

                             [ ]Yes [ ]No [ ]Abstain

4. FOR approval of the proposed 1:300 forward stock split. The proposed forward stock split will not be completed unless the reverse stock split is approved by the shareholders and completed.

                             [ ]Yes [ ]No [ ]Abstain

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                     (over)

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the election as directors of all nominees and will abstain from voting on all other matters.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



PLEASE MARK, SIGN, DATE AND RETURN THE
PROXY CARD PROMPTLY IN THE ENCLOSED
ENVELOPE

                                               ---------------------------------
                                               Signature

                                               --------------------------------
                                               Signature if held jointly


                                               Date:                      , 1997
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